Exhibit 3.1

                            Articles of Amendment

                                    of

                          Articles of Incorporation

                                    of

                        INTELLIGENT SYSTEMS CORPORATION


                         (Pursuant to Section 14-2-602
                    of the Georgia Business Corporation Code)



I. The name of the corporation is Intelligent Systems Corporation (hereinafter called the "Corporation");

II. Article Two of the Articles of Incorporation of the Corporation (the "Articles of Incorporation"), is hereby amended to designate the preferences, limitations, and relative rights of a series of Special Stock to be known as Series A Preferred Stock. Article Two of the Articles of Incorporation is hereby replaced in its entirety with the following:

                                 ARTICLE TWO
                               CAPITALIZATION

          A. Authorized Stock. The corporation shall have authority, exercisable by its Board of Directors, to issue up to 20,000,000 shares of common stock, $0.01 par value per share, ("Common Stock") and 2,000,000 shares of a special class of stock, $0.10 par value per share, ("Special Stock"), any part or all of which shares of Special Stock may be established and designated from time to time by the Board of Directors, in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors.

          B.  Series A Preferred Stock

          Section 1. Series A Preferred Stock. There shall be a series of Special Stock referred to "Series A Preferred Stock."

          Section 2. Designation, Par Value and Amount. The shares of Series A Preferred Stock shall be with par value of $0.10 per share, and the number of shares constituting such series shall be 200,000; provided, however, that, if more than a total of 200,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 25, 1997, between the Corporation and American Stock Transfer Company, as Rights Agent, as amended from time to time (the "Rights Agreement"), the Board of Directors of the Corporation, pursuant to Section 602(e) of the Georgia Business Corporation Code, shall direct by resolution or resolutions that articles of amendment be properly executed and filed providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Articles of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of the Rights.

          Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

          (A) Except as required by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

          (B) Each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation.

          (C) The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

          (D) Except as set forth herein (or as otherwise required by applicable law), holders of Series A Preferred Stock shall have no general or special voting rights and their consent shall not be required for taking any corporate action.

          Section 4. Dividends. The holders of Series A Preferred Stock shall share ratably in any dividend or distribution declared by the Corporation on shares of Common Stock in a ratio of 100 to one (1) with respect to a share of Series A Preferred Stock and a share of Common Stock, respectively.

          Section 5.  Liquidation, Dissolution or Winding Up.

          (A) Subject to the prior and superior rights of holders of any shares of any series of Special Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up (voluntary or otherwise), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless prior thereto the holders of shares of Series A Preferred Stock shall have received $0.10 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, if any, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Capital Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100. Following the payment of the full amount of the Series A Liquidation Preference and the Capital Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of Common Stock shall receive a ratable and proportionate share of the remaining assets to be distributed in the ratio of 100 to one
     (1) with respect to Series A Preferred Stock and Common Stock, on a per share basis, respectively.

          (B) If there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of Series A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences. If there are not sufficient assets available to permit payment in full of the Capital Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

          Section 6. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

          Section 7. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

          Section 8. Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation's Special Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

          Section 9. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Special Stock and may be reissued as part of a new series of Special Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, in any other Articles of Amendment creating a series of Special Stock or as otherwise required by law.

III. The foregoing amendment to the Articles of Incorporation was duly adopted by the Board of Directors of the Corporation, pursuant to Section 602 of the Georgia Business Corporation Code without the approval of the shareholders, at a meeting duly called and held on November 4, 1997.

     IN WITNESS WHEREOF, these Articles of Amendment are executed on behalf of the Corporation by its Chairman of the Board on November 25, 1997.

                              /s/ J. Leland Strange
                              __________________________________
                              J. Leland Strange,
                              Chairman of the Board, President &
                              CEO